Exhibit 99.1
CINEMARK HOLDINGS, INC. REPORTS RESULTS FOR FOURTH QUARTER 2009 AND
DECLARES QUARTERLY CASH DIVIDEND
Plano, TX, February 25, 2010 — Cinemark Holdings, Inc. (NYSE: CNK), the second largest motion picture exhibitor in the world in terms of both attendance and the number of screens in operation, today reported results for the three months and year ended December 31, 2009.
Cinemark Holdings, Inc.’s revenues for the three months ended December 31, 2009 increased 31.5% to $536.4 million from $407.8 million for the three months ended December 31, 2008. For the three months ended December 31, 2009, admissions revenues increased 34.3% to $351.5 million and concession revenues increased 28.7% to $161.0 million. The increases were primarily related to a 21.2% increase in attendance, a 10.8% increase in average ticket prices and a 6.5% increase in concession revenues per patron.
Adjusted EBITDA for the three months ended December 31, 2009 increased 44.9% to $121.9 million, from $84.2 million for the three months ended December 31, 2008. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the three months ended December 31, 2009 was $39.9 million, compared to a net loss of $89.5 million for the three months ended December 31, 2008. The net loss in 2008 was primarily due to $105.4 million of non-cash impairment charges.
“Cinemark concluded a successful year with a very strong fourth quarter as we again outperformed the overall domestic box office. Cinemark’s geographic diversity continues to be a key strategic advantage as we add additional new state-of-the-art theatres to our footprint both in the U.S. and internationally. Once DCIP funding occurs, we are set to accelerate the pace of Cinemark’s digital screen installations, which will allow us to benefit further from the expanding pipeline of 3D motion pictures. During 2010, we will also continue to expand our footprint of XD Extreme Digital auditoriums, adding approximately 30 new XD auditoriums to our existing 16,” stated Alan Stock, Cinemark’s Chief Executive Officer.
Cinemark Holdings, Inc.’s revenues for the year ended December 31, 2009 increased 13.4% to $1,976.5 million from $1,742.3 million for the year ended December 31, 2008. For the year ended December 31, 2009, admissions revenues increased 14.8% to $1,293.4 million and concession revenues increased 12.7% to $602.9 million. The increases were primarily related to a 12.0% increase in attendance and a 2.4% increase in average ticket prices.
Adjusted EBITDA for the year ended December 31, 2009 increased 20.3% to $445.5 million from $370.3 million for the year ended December 31, 2008. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the year ended December 31, 2009 was $97.1 million compared to a net loss of $48.3 million for the year ended December 31, 2008.
On December 31, 2009, the Company’s aggregate screen count was 4,896. As of December 31, 2009, Cinemark had commitments to open nine new theatres with 77 screens during 2010 and four additional new theatres with 60 screens subsequent to 2010.
The Company’s board of directors declared a cash dividend for its 2009 fourth quarter of $0.18 per share of common stock. The dividend will be paid on March 19, 2010 to stockholders of record on March 5, 2010.

Conference Call/Webcast — Today at 8:30 AM ET
Telephone: via 800/374-1346 or 706/679-3149 (for international callers).
Live Webcast/Replay: available live at www.cinemark.com in the Investor Relations section and archived for a limited time immediately following the call.
Call Replay: until February 28, 2010 via 800/642-1687 or 706/645-9291, passcode: 56042300.
About Cinemark Holdings, Inc.
Cinemark is a leading domestic and international motion picture exhibitor, operating 424 theatres with 4,896 screens in 39 U.S. states, one Canadian province, Brazil, Mexico and 11 other Latin American countries as of December 31, 2009. For more information go to www.cinemark.com.
Contacts:
Robert Copple — 972/665-1500
Robert Rinderman — Jaffoni & Collins — 212/835-8500 or CNK@jcir.com
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 13, 2009 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2009	2008	2009	2008
Statement of Operations Data:
Revenues
Admissions	$351,492	$261,732	$1,293,378	$1,126,977
Concession	160,985	125,129	602,880	534,836
Other	23,890	20,953	80,242	80,474

Total revenues	$536,367	$407,814	$1,976,500	$1,742,287

Cost of operations
Film rentals and advertising	194,215	141,049	708,160	612,248
Concession supplies	24,689	20,175	91,918	86,618
Facility lease expense	62,301	54,213	238,779	225,595
Other theatre operating expenses	112,765	95,595	426,097	386,764
General and administrative expenses	27,517	22,980	96,497	90,788
Depreciation and amortization	36,670	42,567	149,515	158,034
Impairment of long-lived assets	3,743	105,387	11,858	113,532
Loss on sale of assets and other	800	5,277	3,202	8,488

Total cost of operations	462,700	487,243	1,726,026	1,682,067

Operating income (loss)	73,667	(79,429)	250,474	60,220
Interest expense (1)	(25,499)	(26,311)	(102,505)	(116,058)
Gain (loss) on early retirement of debt	—	1,738	(27,878)	1,698
Distributions from NCM	5,054	6,661	20,822	18,838
Other income	1,017	3,121	4,688	11,927

Income (loss) before income taxes	54,239	(94,220)	145,601	(23,375)
Income taxes	13,696	(4,793)	44,845	21,055

Net income (loss)	$40,543	$(89,427)	$100,756	$(44,430)

Less: Net income attributable to noncontrolling interests	681	120	3,648	3,895

Net income (loss) attributable to Cinemark Holdings, Inc.	$39,862	$(89,547)	$97,108	$(48,325)

Earnings (loss) per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.36	$(0.82)	$0.89	$(0.45)

Diluted	$0.36	$(0.82)	$0.87	$(0.45)

Weighted average diluted shares outstanding	110,758	108,291	110,255	107,341

Other Financial Data:
Adjusted EBITDA (2)	$121,905	$84,157	$445,524	$370,292

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income (loss) is provided in the financial schedules accompanying this press release.

	As of
	December 31,
	2009	2008
Balance Sheet Data (unaudited, in thousands):
Cash and cash equivalents	$437,936	$349,603
Theatre properties and equipment, net	1,219,588	1,208,283
Total assets	3,276,448	3,065,708
Long-term debt, including current portion	1,543,705	1,508,462
Stockholders’ equity	914,628	824,227
Segment Information
(unaudited, in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
U.S.	$419,671	$332,194	$1,558,736	$1,360,176
International	117,741	76,360	421,765	385,817
Eliminations	(1,045)	(740)	(4,001)	(3,706)

Total revenues	$536,367	$407,814	$1,976,500	$1,742,287

Adjusted EBITDA
U.S.	$101,483	$72,633	$361,685	$291,487
International	20,422	11,524	83,839	78,805

Total Adjusted EBITDA	$121,905	$84,157	$445,524	$370,292

Capital Expenditures
U.S.	$22,844	$26,512	$81,695	$77,193
International	16,350	8,262	43,102	28,916

Total capital expenditures	$39,194	$34,774	$124,797	$106,109

Additional Segment Information (1)
(unaudited)

	U.S. Operating Segment			International Operating Segment			Consolidated
	Three Months			Three Months			Three Months
	Ended			Ended			Ended
	December 31,			December 31,			December 31,
			%			%			%
	2009	2008	Change	2009	2008	Change	2009	2008	Change
Admissions revenues	$277.3	$216.6	28.0%	$74.2	$45.1	64.5%	$351.5	$261.7	34.3%
Concession revenues	$128.2	$103.0	24.5%	$32.8	$22.1	48.4%	$161.0	$125.1	28.7%
Other revenues(2)	$13.1	$11.9	10.1%	$10.8	$9.1	18.7%	$23.9	$21.0	13.8%
Total revenues(2)	$418.6	$331.5	26.3%	$117.8	$76.3	54.4%	$536.4	$407.8	31.5%
Attendance	42.9	35.7	20.2%	18.2	14.7	23.8%	61.1	50.4	21.2%
Average ticket price	$6.46	$6.07	6.4%	$4.08	$3.07	32.9%	$5.75	$5.19	10.8%
Concession revenues per patron	$2.99	$2.89	3.5%	$1.80	$1.50	20.0%	$2.64	$2.48	6.5%
Revenues per average screen(2)	$109,216	$89,124	22.5%	$110,451	$73,671	49.9%	$109,485	$85,756	27.7%

			International Operating
	U.S. Operating Segment		Segment		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2009	2008	2009	2008	2009	2008
Film rentals and advertising	$156.1	$118.9	$38.2	$22.1	$194.3	$141.0
Concession supplies	16.5	14.1	8.2	6.1	24.7	20.2
Salaries and wages	44.4	38.5	9.9	7.2	54.3	45.7
Facility lease expense	45.9	41.9	16.4	12.3	62.3	54.2
Utilities and other	40.8	38.3	17.6	11.6	58.4	49.9

				International Operating
	U.S. Operating Segment			Segment			Consolidated
	Year Ended			Year Ended			Year Ended
	December 31,			December 31,			December 31,
			%			%			%
	2009	2008	Change	2009	2008	Change	2009	2008	Change
Admissions revenues	$1,025.9	$889.1	15.4%	$267.5	$237.9	12.4%	$1,293.4	$1,127.0	14.8%
Concession revenues	$485.2	$426.5	13.8%	$117.7	$108.3	8.7%	$602.9	$534.8	12.7%
Other revenues(2)	$43.6	$40.9	6.6%	$36.6	$39.6	(7.6)%	$80.2	$80.5	(0.4)%
Total revenues(2)	$1,554.7	$1,356.5	14.6%	$421.8	$385.8	9.3%	$1,976.5	$1,742.3	13.4%
Attendance	165.1	147.9	11.6%	71.6	63.4	12.9%	236.7	211.3	12.0%
Average ticket price	$6.21	$6.01	3.3%	$3.74	$3.75	(0.3)%	$5.46	$5.33	2.4%
Concession revenues per patron	$2.94	$2.88	2.1%	$1.64	$1.71	(4.1)%	$2.55	$2.53	0.8%
Revenues per average screen(2)	$408,017	$368,313	10.8%	$401,828	$378,252	6.2%	$406,681	$370,469	9.8%

	U.S. Operating		International
	Segment		Operating Segment		Consolidated
	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2009	2008	2009	2008	2009	2008
Film rentals and advertising	$572.3	$494.6	$135.9	$117.6	$708.2	$612.2
Concession supplies	61.9	58.5	30.0	28.1	91.9	86.6
Salaries and wages	168.8	149.5	34.6	31.5	203.4	181.0
Facility lease expense	178.8	166.8	60.0	58.8	238.8	225.6
Utilities and other	163.5	151.8	59.2	54.0	222.7	205.8

(1)	Revenues and attendance are in millions. Average ticket price, concession revenues per patron and revenues per average screen are in dollars. Theatre operating costs are in millions.

(2)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment.
Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss)	$40,543	$(89,427)	$100,756	$(44,430)
Income taxes	13,696	(4,793)	44,845	21,055
Interest expense	25,499	26,311	102,505	116,058
(Gain) loss on early retirement of debt	—	(1,738)	27,878	(1,698)
Other income	(1,017)	(3,121)	(4,688)	(11,927)
Depreciation and amortization	36,670	42,567	149,515	158,034
Impairment of long-lived assets	3,743	105,387	11,858	113,532
Loss on sale of assets and other	800	5,277	3,202	8,488
Deferred lease expenses (2)	771	1,494	3,960	4,350
Amortization of long-term prepaid rents (2)	315	425	1,389	1,717
Share based awards compensation expense (3)	885	1,775	4,304	5,113

Adjusted EBITDA (1)	$121,905	$84,157	$445,524	$370,292

(1)	Adjusted EBITDA as calculated in the chart above represents net income (loss) before income taxes, interest expense, (gain) loss on early retirement of debt, other income, depreciation and amortization, impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(2)	Non-cash expense included in facility lease expense.

(3)	Non-cash expense included in general and administrative expenses.